11550 Fuqua, Suite 475

Houston, TX  77034

Bus.:  281/481-1040

Fax :  281/481-8485

HAM,

  LANGSTON &

   BREZINA, L.L.P.

Certified Public Accountants

March 31, 2006

L. Kelly Jones

VirTra Systems, Inc.

440 North Center

Arlington, TX  76011

Dear Kelly:

This is to confirm that due to a delay in our firm receiving certain information the audit of the December 31, 2005 financial statements of VirTra Systems, Inc. cannot been completed as of March 31, 2006.

Sincerely,

/S/ Ham, Langston & Brezina, L.L.P.